Exhibit 6.35

Patent License Agreement

Agreement No. PM2302001

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Redacted information is indicated by [*****].

This Patent License Agreement is between the Licensor and the Licensee identified below (collectively, “Parties”, or singly, “Party’’).

No binding agreement between the Parties will exist until this Patent License Agreement has been signed by both Parties. Unsigned drafts of this Patent License Agreement shall not be considered offers.

Background

Licensor owns or controls Patent Rights. Licensee desires to secure Licensor’s right and license to use, develop, manufacture, market, and commercialize the Patent Rights. Licensor has determined that such use, development, and commercialization of the Patent Rights is in the public’s best interest and is consistent with Licensor’s educational and research missions and goals. Licensor desires to have the Patent Rights developed and used for the benefit of Licensee, the inventors, Licensor, and the public.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the Parties hereby agree as follows:

The Terms and Conditions of Patent License attached hereto as Exhibit A are incorporated herein by reference in their entirety (the “Terms and Conditions”). In the event of a conflict between provisions of this Patent License Agreement and the Terms and Conditions, the provisions in this Patent License Agreement shall govern. Unless defined in this Patent License Agreement, capitalized terms used in this Patent License Agreement shall have the meanings given to them in the Terms and Conditions.

The section numbers used in the left hand column in the table below correspond to the section numbers in the Terms and Conditions.

1. Definitions
Effective Date	Date of last signature
Licensor	Licensor is The University of Texas at Austin, on behalf of the Board of Regents of the University of Texas System, an agency of the State of Texas, whose address is [*****]
Licensee	Energy Exploration Technologies, Inc., a Commonwealth of Puerto Rico corporation, with its principal place of business at 100 Green Villas Dr. #21, Dorado, Puerto Rico 00646.
Contract Year and Contract Quarters	Contract Year is 12-month period ending on December 31 and Contract Quarters are 3-month periods ending on March 31, June 30, Sept. 30, Dec. 31
Territory	Worldwide
Field	All Fields
Patent Rights
UT’s rights in jointly owned Intellectual Property shown in Attachment A.
USPTO Entity Status as of Effective Date	Check one box: ☒ Small ☐ Large
2.4. Diligence Milestones
Milestones and deadlines	Milestone Events	Deadlines
	1. Licensee is obligated to maintain patent prosecution to issued patents so long as a notice of allowance for any claim is received without the need to file a Request for Continued Exam.	As quickly as allowable through USPTO

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page 1 of 23	Exclusive PLA Agreement No. PM2302001

		2. Licensee will maintain issued patents through payment of the 7.5 year maintenance fee required by the USPTO.	7.5 years after patent issuance
3. Compensation
3.1(a)	Patent expenses due upon Effective Date	Amount	based on invoices received as of:
		None	N/A
3.1(b)	Milestone fees	Milestone Events	Milestone Fees
		All Milestones	None
3.1(c)	Scheduled license fee payments	None
3.l(d)	Sublicense Fees	None
3.1(e)	Assignment fee	None
3.2	Running royalty rate (applies to Sales by Licensee, Affiliates and Sublicensees)	3% of Net Product Sales 2% of Net Lease Sales
3.3	Minimum royalty (includes Sublicense Fees paid)	None
3.5	Equity Consideration	Licensee shall issue Licensor 12,500 shares of common stock in Licensee at $6.11/share value within thirty (30) days of license execution.
18. Contact Information
	Licensee Contacts		Licensor Contacts

Contact for Notice:

Attn: Teague Egan

100 Green Villas Dr. #21

Dorado, Puerto Rico 00646

Fax: N/A

Phone: + 1 954 854-0696

E-mail: teague@energyx.com

Accounting contact:

Attn: Geri Berkowitz

1500 Cordova Rd. #302

Fort Lauderdale, FL 33316, USA

Fax: 954 769-5930

Phone: + 1 954 769-5904

E-mail: geri@energyx.com

Patent prosecution contact:

Attn: EnergyX IP Team

Phone: N/A

E-mail: ip@energyx.com

Contact for Notice: [*****] Payment and reporting contact: Checks payable to “The University of Texas at Austin” [*****] Patent prosecution contact: [*****]

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page 2 of 23	Exclusive PLA Agreement No. PM2302001

20. Special Provision. The Parties hereby agree to the following special provisions set forth in this Section 20 with respect to this Patent License Agreement.

NONE

21. No Other Promises and Agreements; Representation by Counsel. Licensee expressly warrants and represents and does hereby state and represent that no promise or agreement which is not herein expressed has been made to Licensee in executing this Patent License Agreement except those explicitly set forth herein and in the Terms and Conditions, and that Licensee is not relying upon any statement or representation of Licensor or its representatives. Licensee is relying on Licensee’s own judgment and has had the opportunity to be represented by legal counsel. Licensee hereby warrants and represents that Licensee understands and agrees to all terms and conditions set forth in this Patent License Agreement and said Terms and Conditions.

22. Deadline for Execution by Licensee. If this Patent License Agreement is executed first by the Licensor and is not executed by the Licensee and received by the Licensor at the address and in the manner set forth in Section 18 of the Terms and Conditions within 30 days of the date of signature set forth under the Licensor’s signature below, then this Patent License Agreement shall be null and void and of no further effect.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Patent License Agreement.

LICENSOR: THE UNIVERSITY OF TEXAS AT AUSTIN ON BEHALF OF THE BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM	LICENSEE: Energy Exploration Technologies, Inc.,

By [*****]	By
Teague Egan
[*****]	Chief Executive Officer
Date 2023-01-09 | 14:58:58 PST
Date 2023-01-09 | 10:16:06 CST

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page 3 of 23	Exclusive PLA Agreement No. PM2302001

EXHIBIT A

Terms and Conditions of Patent License

These Terms and Conditions of Patent License (“Terms and Conditions”) are incorporated by reference into the Patent License Agreement to which they are attached. All Section references in these Terms and Conditions shall be references to provisions in these Terms and Conditions unless explicitly stated otherwise.

1.	Definitions

“Affiliate” means any business entity more than 50% owned, directly or indirectly, by Licensee, any business entity which owns, directly or indirectly, more than 50% of Licensee, or any business entity that is more than 50% owned by a business entity that owns, directly or indirectly, more than 50% of Licensee.

“Agreement” means collectively (i) these Terms and Conditions, and (ii) the Patent License Agreement.

“Contract Quarter” means the three-month periods indicated as the Contract Quarter in Section 1 of the Patent License Agreement, or any stub period thereof at the commencement of the Agreement or the expiration or termination of the Agreement.

“Contract Year” means the 12-month periods indicated as the Contract Year in Section 1 of the Patent License Agreement, or any stub period thereof at the commencement of the Agreement or the expiration or termination of the Agreement.

“Effective Date” means the date indicated as the Effective Date in Section 1 of the Patent license Agreement.

“Fair Market Value” means the cash consideration an unaffiliated, unrelated buyer would pay in an arm’s length sale of a substantially identical item sold in the same quantity, under the same terms, and at the same time and place.

“Field” means the field indicated as the Field identified in Section 1 of the Patent License Agreement.

“Government” means any agency, department or other unit of the United States of America or the State of Texas.

“Gross Consideration” means all cash and non-cash consideration (e.g., securities).

“Licensed Process” means a method or process whose practice or use would, but for the license granted herein, infringe a Valid Claim of the Patent Rights.

“Licensed Product” means any product or component whose manufacture, use, sale, offer for sale or import would, but for the license granted herein, infringe a Valid Claim of the Patent Rights.

“Licensed Product Lease” means an agreement or transaction wherein Licensee grants a third party the right to use a Licensed Product for a limited period of time, but does not sell such Licensed Product to such third party, and where such third party is not granted the right to make or sell Licensed Products.

“Licensed Service” means performance of a service for any consideration using a Licensed Product, or the practice of a Licensed Process. For clarity, research and development of Licensed Products or Licensed Services by Licensee, its Affiliates, or a Sublicensee does not constitute a Licensed Service.

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page A-1 of 23	Exclusive PLA Exhibit A Agreement No. PM2302001

“Licensee” means the Party identified as the Licensee in Section 1 of the Patent License Agreement.

“Licensor” means the Party identified as the Licensor in Section 1 of the Patent License Agreement.

“Milestone Fees” means all fees identified as Milestone Fees in Section 3.1(b) of the Patent License Agreement.

“Net Lease Sales” means the Gross Consideration from Sale of Licensed Product Leases, including all lease, subscription, or other recurring fees, and revenue-sharing or profit-sharing for material extracted, such as, for example, on the volume of lithium extracted, less the following items directly attributable to such Sale that are specifically identified on the invoice for such Sale and borne by the Licensee, Affiliates, or Sublicensees as the seller (the “Seller”): (a) discounts and rebates actually granted; (b) sales, value added, use and other taxes and government charges actually paid, excluding income taxes; (c) import and export duties actually paid; (d) freight, transport, packing and transit insurance charges actually paid or allowed; and (e) other amounts actually refunded, allowed or credited due to rejections or returns, but not exceeding the original invoiced amount.

In addition, Net Lease Sales are subject to the following:

(a) If any Seller effects a Sale of a Licensed Product Lease to a customer in a particular country other than on customary commercial terms or as part of a package of products and services, the Net Lease Sales of such Licensed Product Lease to such customer shall be deemed to be the Fair Market Value of such Licensed Product Lease.

(b) For purposes of this Agreement, Sale of a Licensed Product Lease shall not include transfers or other distributions or dispositions of Licensed Products for use in academic research or for regulatory purposes.

The Parties’ use of the term “Sales” to include leases is not meant to imply that a lease is a sale that would trigger the doctrine of patent exhaustion.

“Net Product Sales” means the Gross Consideration from the Sale of Licensed Products less the following items directly attributable to the Sale of such Licensed Products that are specifically identified on the invoice for such Sale and borne by the Licensee, Affiliates, or Sublicensees as the Seller: (a) discounts and rebates actually granted; (b) sales, value added, use and other taxes and government charges actually paid, excluding income taxes; (c) import and export duties actually paid; (d) freight, transport, packing and transit insurance charges actually paid or allowed; and (e) other amounts actually refunded, allowed or credited due to rejections or returns, but not exceeding the original invoiced amount.

In addition, Net Product Sales are subject to the following:

(a) If any Seller effects a Sale of a Licensed Product to a customer in a particular country other than on customary commercial terms or as part of a package of products and services, the Net Product Sales of such Licensed Product to such customer shall be deemed to be the Fair Market Value of such Licensed Product.

(b) For purposes of this Agreement Sale of a Licensed Product shall not include transfers or other distributions or dispositions of Licensed Products for use in academic research or for regulatory purposes.

Additionally, if Licensee, its Affiliates or Sublicensees use a Licensed Product for its own internal purposes or otherwise in a situation that does not involve a Sale for which a royalty is paid under Section 3.2, then Net Product Sales for such purpose shall be an amount equal to the customary sale

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page A-2 of 23	Exclusive PLA Exhibit A Agreement No. PM2302001

price charged to a third party for the same Licensed Product, except for a reasonable quantity used internally solely for testing or quality control purposes, marketing or demonstration purposes, or seeking governmental approval. If there is no customary sale price, then the Net Product Sales shall be an amount equal to the Fair Market Value.

“Net Service Sales” means the Gross Consideration received from the Sale of Licensed Services less the following items, directly attributable to the Sale of such Licensed Services that are specifically identified on the invoice for such Sale and borne by the Licensee, Affiliates, or Sublicensees as the Seller: (a) discounts and rebates actually granted; (b) sales, value added, use and other taxes and government charges actually paid, excluding income taxes; and (c) other amounts actually refunded, allowed or credited due to rejections or re-works, but not exceeding the original invoiced amount.

(a) If any Seller effects a Sale of a Licensed Service to a customer in a particular country other than on customary commercial terms or as part of a package of products and services, the Net Service Sales of such Licensed Service to such customer shall be deemed to be the Fair Market Value of such Licensed Service.

(b) For purposes of this Agreement Sale of a Licensed Services shall not include provision, performance or other distributions or dispositions of Licensed Services for use in academic research or for regulatory purposes.

Additionally, if Licensee, its Affiliates or Sublicensees use a Licensed Service for its own internal purposes or otherwise in a situation that does not involve a Sale for which a royalty is paid under Section 3.2, then, Net Service Sales shall be an amount equal to the customary sale price charged to a third party for the same Licensed Service, except for a reasonable quantity used internally solely for testing or quality control purposes, marketing or demonstration purposes, or seeking governmental approval.

“Patent License Agreement” means the particular Patent License Agreement to which these Terms and Conditions are attached and incorporated into by reference.

“Patent Rights” means the Licensor’s rights in (a) the patents, patent applications and invention disclosures listed in Section 1 of the Patent License Agreement; (b) all patent applications that claim priority to any patent or patent application, or which claim the subject matter of any invention disclosure, listed in Section 1 of the Patent License Agreement; and (c) all divisionals, continuations, and such claims of continuations-in-part as are entitled to claim priority to the aforesaid patents and/or patent applications, and all reissues, reexaminations, extensions of, and foreign counterparts; and (d) any patents that issue with respect to the aforesaid patent applications. From time to time during the term of the Agreement, upon written agreement by both parties, Licensee and Licensor shall update the list of all patent applications and patents within the Patent Rights.

“Prosecution Counsel” means the law firm or attorney who is handling the prosecution of the Patent Rights. Prosecution Counsel as of the Effective Date is identified in Section 18 of the Patent License Agreement.

“Quarterly Payment Deadline” means the day that is 30 days after the last day of any particular Contract Quarter.

“Sell”, “Sale” or “Sold” means any transfer or other disposition, including by way of lease, of Licensed Products or Licensed Services for which consideration is received by Licensee, its Affiliates or Sublicensees. A Sale of Licensed Products or Licensed Services or Licensed Product Leases will be deemed completed at the time Licensee or its Affiliate or its Sublicensee receives such consideration.

“Sublicense Agreement” means any agreement or arrangement pursuant to which Licensee (or an Affiliate or Sublicensee) grants to any third party any license rights licensed to Licensee under Section 2 of this Agreement (and for the avoidance of doubt, excluding Licensed Product Leases).

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page A-3 of 23	Exclusive PLA Exhibit A Agreement No. PM2302001

“Sublicense Fee” means the fee specified in Section 3.1 (d) of the Patent License Agreement.

“Sublicensee” means any entity who has entered into a Sublicense Agreement with Licensee expressly granting a sublicense under the Patent Rights. For clarity, a third party wholesaler or distributor who has no significant responsibility for marketing and promotion of the Licensed Product or Licensed Services within its distribution territory or field (i.e., the third party simply functions as a reseller), and who does not pay any consideration to Licensee or an Affiliate for such wholesale or distributor rights, shall not be deemed a Sublicensee; and the resale by such a wholesaler or distributor shall not be treated as royalty bearing Net Product Sales by a Sublicensee provided that a royalty is being paid by Licensee for the initial transfer to the wholesaler or distributor pursuant to Section 3.2. This definition does not limit Licensee’s rights to grant or authorize sublicenses under the Agreement.

“Territory” means the territory so indicated as the Territory in Section 1 of the Patent License Agreement.

“Valid Claim” means a claim of (i) an issued and unexpired patent included within the Patent Rights unless the claim has been held unenforceable or invalid by the final, un-reversed, and un-appealable decision of a court or other government body of competent jurisdiction, has been irretrievably abandoned or disclaimed, or has otherwise been finally admitted or determined to be invalid, un-patentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise, or (ii) a pending patent application within the Patent Rights to the extent the claim continues to be prosecuted in good faith, provided that if a particular claim has not issued within seven (7) years of non-provisional filing, it shall not be considered a Valid Claim for purposes of this Agreement unless and until such claim is included in an issued patent.

2.	License Grant and Commercialization

2.1	Grant

(a)

Licensor grants to Licensee a royalty-bearing exclusive license under Patent Rights to develop, manufacture, have manufactured, distribute, have distributed, use, offer for Sale, Sell, lease, loan and/or import Licensed Products in the Field in the Territory and to perform Licensed Services in the Field in the Territory and to sell Licensed Product Leases in the Field in the Territory. A Licensed Product Lease shall indicate that the Licensed Product is subject to a license with Licensor, and that in the event of termination of the license, any continued rights to use a leased Licensed Product must be obtained from Licensor.

(b)

This grant is subject to (i) the payment by Licensee to Licensor of all consideration required under the Agreement (but remains in force unless and until this Agreement is terminated under Section 7), (ii) any rights of, or obligations to, the Government as set forth in Section 11.2 (Government Rights), and (iii) rights retained by Licensor to:

(1)	Publish the scientific findings from research related to the Patent Rights; and

(2)	Manufacture, have manufactured, and use the Patent Rights for teaching, non-commercial research, education, and other educationally-related purposes; and

(3)	Grant rights to, and transfer material embodiments of, the Patent Rights to other academic institutions or non-profit research institutions for the purposes identified in clauses (1) and (2) above.

(c)	Licensor reserves all rights not expressly granted in the Agreement and disclaims the grant of any implied rights to Licensee.

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page A-4 of 23	Exclusive PLA Exhibit A Agreement No. PM2302001

2.2	Affiliates

Licensee may extend the license granted herein to any Affiliate provided that the Affiliate agrees in writing to be bound by the Agreement to the same extent as Licensee. Licensee agrees to deliver such written agreement to Licensor within 30 calendar days following execution.

2.3	Sublicensing

Licensee has the right to grant Sublicense Agreements under the Patent Rights consistent with the terms of the Agreement, subject to the following:

(a)

A Sublicense Agreement shall not exceed the scope and rights granted to Licensee hereunder. Sublicensee must agree in writing to be bound by the applicable terms and conditions of the Agreement and shall indicate that Licensor is a third party beneficiary and entitled to enforce the terms and conditions of the Sublicense Agreement applicable to the Agreement. In the event of termination of the Agreement, continued sublicense rights shall be governed by Section 7.5(a) (Effect of Termination). Licensee may grant a Sublicensee the right to grant further sub-Sublicense Agreements, in which case such sub-Sublicense Agreements shall be treated as “Sublicense Agreements” and such sub-Sublicensees shall be treated as “Sublicensees” for purposes of the Agreement.

(b)

Licensee shall deliver to Licensor a true, complete, and correct copy of each Sublicense Agreement granted by Licensee, Affiliate or Sublicensee, and any modification or termination thereof, within 30 days following the applicable execution, modification, or termination of such Sublicense Agreement. If the Sublicense Agreement is not in English, Licensee shall provide Licensor an accurate English translation in addition to a copy of the original agreement.

(c)

Notwithstanding any such Sublicense Agreement, Licensee will remain primarily liable to Licensor for all of the Licensee’s duties and obligations contained in the Agreement, including without limitation the payment of running royalties due under Section 3.2 whether or not paid to Licensee by a Sublicensee. Any act or omission of a Sublicensee that would be a breach of the Agreement if performed by Licensee will be deemed to be a breach by Licensee unless Licensee complies with the remaining provisions of this paragraph. Each Sublicense Agreement will contain a right of termination by Licensee in the event that the Sublicensee breaches the payment or reporting obligations affecting Licensor or any other terms and conditions of the Sublicense Agreement that would constitute a breach of the Agreement if such acts were performed by Licensee. In the event of a Sublicensee breach, and if after a reasonable opportunity to cure as provided in any such Sublicense Agreement (not to exceed 30 days for a payment breach and 60 days for a non-payment breach), such Sublicensee fails to cure such Sublicensee breach, then the Licensee will terminate the Sublicense Agreement within 30 days thereafter, with copy of such written notice of termination to Licensor, unless agreed to in writing otherwise by Licensor.

2.4	Diligent Commercialization

Licensee by itself or through its Affiliates and Sublicensees will use diligent efforts to make Licensed Products or Licensed Services commercially available in the Field in the Territory. Without limiting the foregoing, Licensee will (a) maintain a reasonably funded, ongoing and active research, development, manufacturing, regulatory, marketing or sales program required to make License Products or Licensed Services commercially available, and (b) fulfill the milestone events specified in Section 2.4 of the Patent License Agreement by the deadlines indicated therein and (c) use diligent and commercially reasonable efforts to perform and complete the plans described in the annual report submitted pursuant to Section 4.2 (Annual

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page A-5 of 23	Exclusive PLA Exhibit A Agreement No. PM2302001

Written Progress Report). If the obligations under this Section 2.4 are not fulfilled, Licensor may treat such failure as a breach in accordance with Section 7.3(b). Upon notice that Licensee is unable to meet a deadline for a milestone event set forth in Section 2.4, Licensor agrees to meet and confer in good faith with Licensee to negotiate a revised deadline schedule.

3.	Compensation

In consideration of rights granted to Licensee, Licensee will pay Licensor the following fees and royalties. All fees and royalties are not refundable and are not creditable against other fees and royalties. Each payment will reference the Patent License Agreement number and will be sent to Licensor’s payment and accounting contact in Section 18 (Notices) of the Patent License Agreement.

3.1	Non-Royalty Payments due from Licensee

(a)

Patent Expenses. Licensee will reimburse Licensor for the past patent expenses stated in Section 3.1(a) of the Patent License Agreement and incurred as of the Effective Date and through 15 days after the Effective Date. The stated amount is the current estimate for past patent expenses based on invoices received by the Licensor through the stated date. Licensee’s obligations to pay all past and future patent expenses pursuant to Section 6 (Patent Expenses and Prosecution) will not be limited by such amount.

(b)

Milestone Fees. Licensee will pay Milestone Fees indicated in Section 3.1(b) of the Patent License Agreement by the Quarterly Payment Deadline for the Contract Quarter in which the milestone events set forth in Section 3.1(b) of the Patent License Agreement are achieved.

(c)	[Reserved]

(d)	Sub license Fees. Licensee will pay Sub license Fees indicated in Section 3.1(d) of the Patent License Agreement on or before the Quarterly Payment Deadline for the Contract Quarter.

(e)	Assignment Fee. Licensee will pay the assignment fee set forth in Section 3.1(e) of the Patent License Agreement within 15 days of the assignment of the Agreement.

3.2	Royalties

Licensee will pay a running royalty at the rate set forth in Section 3.2 of the Patent License Agreement on Net Product Sales, Net Lease Sales and Net Service Sales in each Contract Quarter, payable on or before the Quarterly Payment Deadline for such Contract Quarter, subject to the following:

(a)

No more than one royalty shall be paid to Licensor hereunder with respect to the Sale of any one unit of Licensed Product or Licensed Service or Licensed Product Lease, whether or not more than one patent or Valid Claim is applicable to the Licensed Product or Licensed Service or Licensed Product Lease, or the development, manufacture, or performance thereof.

(b)

No royalty shall be payable under this Section 3.2 with respect to (i) Sales to an Affiliate or Sublicensee of a particular unit of Licensed Product that is used by such Affiliate or Sublicensee to perform a Licensed Service if Licensor is paid a royalty on the Sale of such Licensed Service, (ii) the Sale of Licensed Products between or among Licensee, its Affiliates, and Sublicensees for purposes of resale to third parties, provided Licensor shall be paid a royalty with respect to the re-sale to a third party, (iii) payments that constitute Non-Royalty Sublicensing Consideration.

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page A-6 of 23	Exclusive PLA Exhibit A Agreement No. PM2302001

(c)

For the purposes of determining the royalties payable on any product containing (A) at least one Licensed Product and (B) one or more other products, elements or components that do not by themselves constitute Licensed Product (a “Combination Product”), Net Sales of such Combination Product shall be calculated by multiplying the Net Sales of the Combination Product in each country or territory by the fraction A/(A+B), where A is the average selling price of the Licensed Product and B is the average selling price of the other products, elements or components sold separately in such country or territory. In the event that such average selling price cannot be determined for both Licensed Product and all other products, elements and components included in the Combination Product, for the purposes of determining royalties payable hereunder, the fully loaded manufacturing cost of the Licensed Product and the other products, elements or components shall be substituted for average selling price in the foregoing calculation. Sales of a Licensed Product Lease shall also be subject to the foregoing combination product calculation.

Licensee shall at all times act in good faith when calculating Net Sales and shall not intentionally or knowingly inappropriately or inaccurately apportion pricing, invoices or records for the purpose of circumventing or depriving Licensor of the benefit of the definition of Net Sales or its calculation hereunder, and shall not sell a product or service for use with a Licensed Product or Licensed Service at a price that is higher than the fair market value for such product or service while concurrently selling or offering for sale the accompanying Licensed Product or Licensed Service at a price that is lower than the fair market value for such Licensed Product or Licensed Service for the purpose of reducing the royalty owed to Licensee based upon the sale of such Licensed Product or Licensed Service.

Notwithstanding the foregoing, royalties payable to Licensor in any quarter shall not be reduced to less than 0.5% of Net Product Sales or Net Service Sales as a result of operation of this subsection.

3.3	Minimum Royalties and Sublicense Fees

If royalties and Sublicense Fees paid to Licensor do not reach the minimum royalty amounts stated in Section 3.3 of the Patent License Agreement for the specified periods, Licensee will pay Licensor on or before the Quarterly Payment Deadline for the last Contract Quarter in the stated period an additional amount equal to the difference between the stated minimum royalty amount and the actual royalties and Sub license Fees paid to Licensor.

3.4	Non-cash Consideration

If Licensee receives or anticipates receipt of non-cash consideration from Sales or Sublicenses, the manner in which Licensor will receive its compensation under the Agreement with respect to such non-cash consideration will be negotiated in good faith and timely agreed to by the Parties.

4.	Reports and Plans

The reports specified in this Section 4 will be sent to Licensor’s payment and reporting contact identified in Section 18 (Notices) of the Patent License Agreement. If Licensor requests to have information submitted in a particular format, Licensee will use reasonable efforts to comply with such request.

4.1	Quarterly Payment and Milestone Reports

On or before each Quarterly Payment Deadline, Licensee will deliver to Licensor a true and accurate report giving such particulars of the business conducted by Licensee, its Affiliates and its Sublicensees (including copies of reports provided by Sublicensees and Affiliates to Licensee) during the preceding Contract Quarter under the Agreement as necessary for

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page A-7 of 23	Exclusive PLA Exhibit A Agreement No. PM2302001

Licensor to account for Licensee’s payments hereunder, even if no payments are due. The reports shall continue to be delivered after the termination or expiration of the Agreement until such time as all Licensed Products permitted to be Sold after termination or expiration have been Sold or destroyed. Licensee shall provide information in sufficient detail to enable the royalties payable hereunder to be determined and to calculate all of the amounts payable under the Agreement. The report shall include:

(a)	The name of the Licensee, the Patent License Agreement number, and the period covered by the report;

(b)	The name of any Affiliates and Sublicensees whose activities are also covered by the report;

(c)

Identification of each Licensed Product and Licensed Service for which any royalty payments have become payable, including information regarding each Licensed Product Lease sufficient to allow Licensor to calculate the amount of Net Lease Sales owed for such Licensed Product Leases;

(d)

Net Product Sales, Net Lease Sales and Net Service Sales segregated on a product-by-product basis, and a country-by-country basis, or an affirmative statement that no Sales were made. The report shall also itemize the permitted deductions from the Gross Consideration used to arrive at the resulting Net Product Sales, Net Lease Sales and Net Service Sales, on a product-by-product and country-by-country basis;

(e)	The applicable royalty rate;

(f)

An affirmative statement of whether any milestones with deadlines in that Contract Quarter under Section 2.4 and any milestones under Section 3.1(b) were met or not, and the resulting Milestone Fee payable;

(g)

Non-Royalty Sublicensing Consideration received by Licensee segregated on a Sublicense-by-Sublicense basis and indicating which Patent Rights were sublicensed, or an affirmative statement that none was received;

(h)	If any consideration was received in currencies other than U.S. dollars, the report shall describe the currency exchange calculations; and

(i)	Any changes in accounting methodologies used to account for and calculate the items included in the report since the previous report.

4.2	Annual Written Progress Report and Commercialization Plan

Within 45 days following the end of each Contract Year, Licensee will deliver to Licensor a true and accurate written progress report and commercialization plan that summarizes (i) Licensee’s efforts and accomplishments during the Contract Year to diligently commercialize Licensed Products and Licensed Services, and (ii) Licensee’s development and commercialization plans with respect to Licensed Products and Licensed Services for the next Contract Year. The report shall also cover such activities by Affiliates and Sublicensees. The report shall contain the following information to the extent relevant to the activities under the Agreement:

(a)	The name of the Licensee, the Patent License Agreement number, the names of any Affiliates and Sublicensees, and the products and services being developed and/or commercialized;

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page A-8 of 23	Exclusive PLA Exhibit A Agreement No. PM2302001

(b)	The progress toward completing and the plans for completing the applicable milestone events pursuant to Sections 2.4 and 3.1(b);

(c)

The research and development activities, including status and plans for obtaining any necessary governmental approvals, performed during the past year, and the plans for research and development activities for the next year; and

(d)	The marketing activities for the past year and planned for the next year, and Licensee’s internal estimate for Sales for the next year.

4.3	Government and Economic Development Reporting

If Licensor or any of Licensor’s co-owners reasonably requests, Licensee will provide information relating to this Agreement reasonably sufficient for Licensor or any co-owner to comply with any Government-required requests for reporting purposes.

If licensee requests, such information shall be treated as Licensee’s Confidential Information.

5.	Payment, Records, and Audits

5.1	Payments

All amounts referred to in the Patent License Agreement are expressed in U.S. dollars without deductions for taxes, assessments, fees, or charges of any kind. Each payment will reference the agreement number set forth at the beginning of the Patent License Agreement. All payments to Licensor will be made in U.S. dollars by check or wire transfer (Licensee to pay all wire transfer fees) payable to the payee identified in Section 18 of the Patent License Agreement and sent to the payment and reporting contact in Section 18 (Notices) of the Patent License Agreement.

5.2	Sales Outside the U.S.

If any currency conversion shall be required in connection with the calculation of payments hereunder, such conversion shall be made using the rate used by Licensee for its financial reporting purposes in accordance with Generally Accepted Accounting Principles (or foreign equivalent) or, in the absence of such rate, using the average of the buying and selling exchange rate for conversion between the foreign currency and U.S. Dollars, for current transactions as reported in The Wall Street Journal on the last business days of the Contract Quarter to which such payment pertains. Licensor agrees to supply to Licensee, upon written request, appropriate evidence from appropriate U.S. governmental agencies showing that Licensor is a resident of the United States of America for purposes of the U.S. income tax laws and is tax-exempt under such income tax laws.

5.3	Taxes

If any deduction or withholding in respect of tax or otherwise is required by law to be made from any of the sums payable hereunder, such tax will be paid by the Licensee, unless the tax is clearly assessed against the Licensor or a co-owner; and it is agreed that any indirect taxes (including sales and value added taxes) shall be assessed on Licensee; and provided that any withholding taxes on payments made by a payor are assessed on the payee where such taxes are credited to the payee and withholding taxes are assessed on the payor when credited to the payor. Each party shall render the other party reasonable assistance in order to allow such party to obtain the benefit of any present or future treaty against double taxation which may apply to such payments or to obtain a credit for such payments, including through submission of appropriate proof of payment of withholding taxes within a reasonable period of time, and promptly providing all official receipts with respect thereto.

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page A-9 of 23	Exclusive PLA Exhibit A Agreement No. PM2302001

5.4	Late Payments

Amounts that are not paid when due will accrue a late charge from the due date until paid, at a rate equal to 1.0% per month (or the maximum allowed by law, if less).

5.5	Records

For a period of six years after the Contract Quarter to which the records pertain, Licensee agrees that it and its Affiliates and Sublicensees will each keep complete and accurate records of their Sales, Net Product Sales, Net Lease Sales, Net Service Sales, Milestone Fees, and Non-Royalty Sublicensing Consideration in sufficient detail to enable such payments to be determined and audited.

5.6	Auditing

Licensee and its Affiliates will permit Licensor or its representatives, at Licensor’s expense, to periodically examine books, ledgers, and records during regular business hours, at Licensee’s or its Affiliate’s place of business, on at least 30 days advance notice, ta the extent necessary to verify any payment or report required under the Agreement. For each Sublicensee, Licensee shall obtain such audit rights for Licensor or itself. If Licensee obtains such audit rights for itself, it will promptly conduct an audit of the Sublicensee’s records upon Licensor’s request, and Licensee will furnish to Licensor a copy of the findings from such audit. No more than one audit of Licensee, each Affiliate, and each Sublicensee shall be conducted under this Section 5.6 in any calendar year. If any amounts due Licensor have been underpaid, then Licensee shall immediately pay Licensor the amount of such underpayment plus accrued interest due in accordance with Section 5.4. If the amount of underpayment is equal to or greater than 5% of the total amount due for the records so examined, Licensee will pay the cost of such audit. Such audits may, at Licensor’s sole discretion, consist of a self-audit conducted by Licensee at Licensee’s expense and certified in writing by an authorized officer of Licensee. All information examined pursuant to this Section 5.6 shall be deemed to be the Confidential Information of the Licensee. Further, whenever Licensee and/or its Affiliates and Sublicensees has its books and records audited by an independent certified public accountant. Licensee and/or its Affiliates and Sublicensees will, within 30 days of the conclusion of such audit, provide Licensor with a written statement of said auditor, setting forth the calculation of amounts due to Licensor over the time period audited, as determined from the books and records of the Licensee, Affiliate or Sublicensee; but said auditor does not need to give any audit opinion with said statement.

6.	Patent Prosecution

Licensee will prosecute the licensed Patent Rights consistent with the obligations set forth in the diligence milestones of Section 2.4.

7.	Term and Termination

7.1	Term

Unless earlier terminated as provided herein, the term of the Agreement will commence on the Effective Date and continue until the last date of expiration or termination of the Patent Rights.

7.2	Termination by Licensee

Licensee, at its option, may terminate the Agreement by providing Licensor written notice of intent to terminate, which such termination effective will be 90 days following receipt of such notice by Licensor.

7.3	Termination by Licensor

Licensor, at its option, may immediately terminate the Agreement, or any part of Patent Rights, or any part of Field, or any part of Territory, or the exclusive nature of the license grant, upon delivery of written notice to Licensee of Licensor’s decision to terminate, if any of the following occur:

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page A-10 of 23	Exclusive PLA Exhibit A Agreement No. PM2302001

(a)	Licensee becomes in arrears in any payments due under the Agreement. and Licensee fails to make the required payment within 30 days after delivery of written notice from Licensor; or

(b)	Licensee is in breach of any non-payment provision of the Agreement, and does not cure such breach within 60 days after delivery of written notice from Licensor; or

(c)

Licensor delivers notice to Licensee of three or more actual breaches of the Agreement in any 12-month period, even in the event that Licensee cures such breaches in the allowed period, provided that this subsection shall only operate to give Licensor a right of termination if Licensee is more than $20,000 in arrears in payments due under the Agreement; or

(d)

Licensee or its Affiliate or Sublicensee initiates any proceeding or action to challenge the validity, enforceability, or scope of one or more of the Patent Rights, or assist a third party in pursuing such a proceeding or action.

7.4	Other Conditions of Termination

The Agreement will terminate:

(a)

Immediately without the necessity of any action being taken by Licensor or Licensee, (i) if Licensee becomes bankrupt or insolvent, or (ii) Licensee’s Board of Directors elects to liquidate its assets or dissolve its business, or (iii) Licensee ceases its business operations, or (iv) Licensee makes an assignment for the benefit of creditors or (v) if the business or assets of Licensee are otherwise placed in the hands of a receiver or trustee, whether by voluntary act of Licensee or otherwise; or

(b)	At any time by mutual written agreement between Licensee and Licensor.

7.5	Effect of Termination

If the Agreement is terminated for any reason:

(a)

All rights and licenses of Sublicensees shall terminate upon termination of the Agreement; provided however, if the Sublicense Agreement is for all of the Field for all of the Territory, and the Sublicensee is in good standing and agrees in writing to assume all of the obligations of Licensee and provides Licensor with written notice thereof within 30 days after termination of the Agreement, then such Sublicense Agreement shall survive and become a direct license from Licensor; and

(b)

Licensee shall cease making, having made, distributing, having distributed, using, selling, offering to sell, leasing, loaning and importing any Licensed Products and performing Licensed Services by the effective date of termination (but third party lessees of Licensed Product Leases may continue to use their leased Licensed Products through the termination or expiration of their leases, provided that the holders of such Leases enter into agreements to pay royalties directly to Licensor); and

(c)	Licensee shall tender payment of all accrued royalties and other payments due to Licensor as of the effective date of termination; and

(d)	Nothing in the Agreement will be construed to release either Party from any obligation that matured prior to the effective date of termination; and

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page A-11 of 23	Exclusive PLA Exhibit A Agreement No. PM2302001

(e)

The provisions of Sections 8 (Confidentiality), 9 (Infringement and Litigation), 11 (Representations and Disclaimers), 12 (Limit of Liability), 13 (Indemnification), 14 (Insurance), 17 (Use of Name), 18 (Notices), and 19 (General Provisions) will survive any termination or expiration of the Agreement. In addition, the provisions of Sections 3 (Compensation), 4.1 (Quarterly Payment and Milestone Reports), 5 (Payment, Records and Audits), and 6.1 (Patent Expenses) shall survive with respect to all activities and payment obligations accruing prior to the termination or expiration of the Agreement.

8.	Confidentiality

8.1	Definition

“Confidential Information” means all information that is of a confidential and proprietary nature to Licensor or Licensee and provided by one Party to the other Party under the Agreement.

8.2	Protection and Marking

Licensor and Licensee each agree that all Confidential Information disclosed in tangible form, and marked “confidential” and forwarded to one by the other, or if disclosed orally, is designated as confidential at the time of disclosure, or is deemed confidential under the terms of this Agreement: (i) is to be held in strict confidence by the receiving Party, (ii) is to be used by and under authority of the receiving Party only as authorized in the Agreement, and (iii) shall not be disclosed by the receiving Party, its agents or employees without the prior written consent of the disclosing Party or as authorized in the Agreement. Licensee has the right to use and disclose Confidential Information of Licensor reasonably in connection with the exercise of its rights under the Agreement, including without limitation disclosing to Affiliates, Sublicensees, potential investors, acquirers, and others on a need to know basis, if such Confidential Information is provided under conditions which reasonably protect the confidentiality thereof. Each Party’s obligation of confidence hereunder includes, without limitation, using at least the same degree of care with the disclosing Party’s Confidential Information as it uses to protect its own Confidential Information, but always at least a reasonable degree of care.

8.3	Confidentiality of Terms of Agreement

Each Party agrees not to disclose to any third party the terms of the Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of the Agreement: (a) to advisors, actual or potential Sublicensees, acquirers or investors, and others on a need to know basis, in each case, under appropriate confidentiality obligations substantially similar to those of this Section 8; and (b) to the extent necessary to comply with applicable laws and court orders (including, without limitation, The Texas Public Information Act, as may be amended from time to time, other open records laws, decisions and rulings, and securities laws, regulations and guidance). If the Agreement is not for all fields of use, then Licensor may disclose the Field to other potential third party licensees. Notwithstanding the foregoing, the existence of the Agreement shall not be considered Confidential Information.

8.4	Disclosure Required by Court Order or Law

If the receiving Party is required to disclose Confidential Information of another Party hereto, or any terms of the Agreement, pursuant to the order or requirement of a court, administrative agency, or other governmental body or applicable law, the receiving Party may disclose such Confidential Information or terms to the extent required, provided that the receiving Party shall use reasonable efforts to provide the disclosing Party with reasonable advance notice thereof to enable the disclosing Party to seek a protective order and otherwise seek to prevent such disclosure. To the extent that Confidential Information so disclosed does not become part of the public domain by virtue of such disclosure, it shall remain Confidential Information protected pursuant to Section 8.

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page A-12 of 23	Exclusive PLA Exhibit A Agreement No. PM2302001

8.5	Copies

Each Party agrees not to copy or record any of the Confidential Information of the other Party, except as reasonably necessary to exercise its rights or perform its obligations under the Agreement, and for archival and legal purposes.

8.6	Continuing Obligations

Subject to the exclusions listed in Section 8.7, the Parties’ confidentiality obligations under the Agreement will survive termination of the Agreement and will continue for a period of five years thereafter.

8.7	Exclusions

Information shall not be considered Confidential Information of a disclosing Party under the Agreement to the extent that the receiving Party can establish by competent written proof that such information:

(a)	Was in the public domain at the time of disclosure; or

(b)	Later became part of the public domain through no act or omission of the recipient Party, its employees, agents, successors or assigns in breach of the Agreement; or

(c)	Was lawfully disclosed to the recipient Party by a third party having the right to disclose it not under an obligation of confidentiality; or

(d)	Was already known by the recipient Party at the time of disclosure; or

(e)	Was independently developed by the recipient Party without use of the disclosing Party’s Confidential Information.

8.8	Copyright Notice

The placement of a copyright notice on any Confidential Information will not be construed to mean that such information has been published and will not release the other Party from its obligation of confidentiality hereunder

9.	Infringement and Litigation

9.1	Infringement Notification and Conference

If either Licensee or Licensor’s designated office for technology commercialization becomes aware of any suspected infringement of Patent Rights in the Field, such Party shall promptly notify the other Party of such in writing; and the Parties will confer regarding any such suspected infringement. Notice of infringement may be given to a suspected infringer only with the prior written consent of Licensor. Licensor will only withhold such consent if Licensor reasonably determines that licensee does not possess a good faith basis for such action or if such action is for the sole purpose of deriving revenue and is not for the purpose of protecting a market position (or a good-faith effort to establish a market position) in goods or services to which the Patent Rights relate. If any suit is to be commenced, Licensor and Licensee will endeavor to reach mutual agreement as to how best to: (i) prosecute, manage, and fund such suit, and (ii) allocate equitably any net recovery resulting from such suit.

9.2	Licensee’s Enforcement Rights

Licensee may only institute any suit to enforce Patent Rights for infringement in the Field, that have been licensed exclusively to Licensee upon Licensor’s prior written consent. Licensor will only withhold consent from Licensee instituting such a suit if Licensor reasonably determines that Licensee does not possess a good faith basis for such action or if such action is for the sole purpose of deriving revenue and is not for the purpose of protecting a market position

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page A-13 of 23	Exclusive PLA Exhibit A Agreement No. PM2302001

(or a good-faith effort to establish a market position) in goods or services to which the Patent Rights relate. If Licensor consents to the suit, licensee shall confer with Licensor and give due consideration to licensor’s input concerning any such suit, will obtain Licensor’s input and approval on any substantive positions taken in the suit regarding the scope, validity and enforceability of the Patent Rights, and shall not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects licensor’s interests or the public’s interests, without Licensor’s prior written consent.

9.3	Licensor’s Enforcement Rights

Licensor may institute an infringement suit for infringement in the Field only should Licensee fail to initiate a suit or other action reasonably intended to abate infringement within one hundred and eighty days of the notice given under Section 9.1 above. In such case, Licensor will keep Licensee reasonably informed of the developments and status of the suit. Licensor will obtain Licensee’s input and approval on any substantive positions taken in the suit regarding the scope, validity and enforceability of the Patent Rights. Licensor shall not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects Licensee’s interests without Licensee’s prior written consent.

9.4	Indispensable Party

If it is necessary to name Licensor as a party plaintiff in an infringement suit brought by Licensee, and if Licensor has consented to such suit as described in Section 9.2, then Licensee may name Licensor as a party plaintiff, provided that (i) Licensor shall have reasonable prior input on choice of counsel on any matter where such counsel represents Licensor’s interests, and (ii) Licensee and such counsel agree to follow all required procedures of the Texas Attorney General regarding retention of outside counsel for state entities, and (iii) Licensee shall bear, and indemnify Licensor for, all costs incurred by Licensor from being named a party plaintiff in such suit.

9.5	Cooperation between Licensor and Licensee

In any infringement suit matter, the Parties agree to cooperate fully with each other. At the request of the Party bringing suit, the other Party will permit reasonable access after reasonable advance notice, to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

10.	Export Compliance

Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR), and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (a) ITAR and EAR product/service/data-specific requirements; (b) ITAR and EAR ultimate destination-specific requirements; (c) ITAR and EAR end user-specific requirements; (d) Foreign Corrupt Practices Act; and (e) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Products and Licensed Services (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Products and Licensed Services (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of applicable U.S. laws and regulations. Licensee will include a provision in its agreements, substantially similar to this Section 10, with its Sublicensees, third party wholesalers and distributors, and physicians, hospitals or other healthcare providers who purchase a Licensed Product, requiring that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page A-14 of 23	Exclusive PLA Exhibit A Agreement No. PM2302001

11.	Representations and Disclaimers

11.1	Licensor Representations

Except for the rights, if any, of the Government as set forth in Section 11.2, Licensor represents and warrants to Licensee that to the knowledge of Licensor’s designated office for technology commercialization (i) Licensor either is the owner or agent of the entire right, title, and interest in and to Patent Rights, or holds the right to grant exclusive licenses under the Patent Rights of the rights in such Patent Rights held by any joint owner identified in Section 1 of the Patent License Agreement, (ii) Licensor has the right to grant licenses hereunder, and (iii) Licensor has not knowingly granted and will not knowingly grant licenses or other rights under the Patent Rights that are in conflict with the terms and conditions in the Agreement.

11.2	Government Rights

Licensee understands that Patent Rights may have been developed under a funding agreement or funding agreements, between the Institutions and the government of the United States of America, and if so, the government may have certain rights relative thereto, which shall be attached to this Agreement as Schedule A. The Agreement is made subject to the Government’s rights under any such agreement and under any applicable Government law or regulation. To the extent that there is a conflict between any such agreement, such applicable law or regulation and the Agreement, the terms of such Government agreement, and applicable law or regulation, shall prevail. Licensee agrees that, to the extent required by U.S. laws and regulations, Licensed Products used or Sold in the U.S. will be manufactured substantially in the U.S., unless a written waiver is obtained in advance from the U.S. Government.

11.3	Licensor Disclaimers

EXCEPT AS SPECIFICALLY SET FORTH lN SECTION 11.1, LICENSEE UNDERSTANDS AND AGREES THAT LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE LICENSED PRODUCTS OR LICENSED SERVICES, OR AS TO THE OPERABILITY OR FITNESS FOR ANY USE OR PARTICULAR PURPOSE, MERCHANTABILITY, SAFETY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, AND/OR BREADTH OF PATENT RIGHTS. LICENSOR MAKES NO REPRESENTATION AS TO WHETHER ANY PATENT WITHIN PATENT RIGHTS IS VALID, OR AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY LICENSOR THAT MIGHT BE REQUIRED FOR USE OF PATENT RIGHTS IN FIELD. NOTHING IN THE AGREEMENT WILL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY PATENTS OR TECHNOLOGY OF LICENSOR OTHER THAN THE PATENT RIGHTS, WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS.

11.4	Licensee Representation

By execution of the Agreement, Licensee represents, acknowledges, covenants and agrees (a) that Licensee has not been induced in any way by Licensor or its employees to enter into the Agreement, and (b) that Licensee has been given an opportunity to conduct sufficient due diligence with respect to all items and issues pertaining to this Section 11 (Representations and Disclaimers) and all other matters pertaining to the Agreement; and (c) that Licensee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and (c) that Licensee accepts all risks inherent herein. Licensee represents that it is a duly organized, validly existing entity of the form indicated in Section 1 of the Patent License Agreement, and is in good standing under the laws of its jurisdiction of organization as indicated in Section 1 of the Patent License Agreement, and has all necessary corporate or other appropriate power and authority to execute, deliver and perform its obligations hereunder.

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page A-15 of 23	Exclusive PLA Exhibit A Agreement No. PM2302001

11.5	Acknowledgements

Licensee acknowledges and agrees that nothing in this Agreement limits Licensor’s right to license Patent Rights outside the Field and nothing in this Agreement requires Licensor to require any licensee of Patent Rights outside the Field to impose on a purchaser of a product sold under such license binding restrictions on use or resale of such product.

12.	Limit of Liability

OTHER THAN FOR LIABILITIES PAYABLE BY LICENSEE PURSUANT TO ITS INDEMNIFICATION OBLIGATION IN SECTION 13, IN NO EVENT SHALL EITHER PARTY, INCLUDING THE UNIVERSITY SYSTEM, AND EITHER PARTY’S MEMBER INSTITUTIONS, INVENTORS, REGENTS, OFFICERS, EMPLOYEES, STUDENTS, AGENTS OR AFFILIATED ENTERPRISES, BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER ANY SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMIT OF LIABILITY SHALL NOT APPLY TO ANY ACTION FOR MISAPPROPRIATION OR INFRINGEMENT OF LICENSOR’S INTELLECTUAL PROPERTY RIGHTS.

13.	Indemnification

13.1	Indemnification Obligation

Subject to Section 13.2, Licensee agrees to hold harmless, defend and indemnify Licensor, the university system it governs, its member institutions, its Regents, officers, employees, students and agents (“Indemnified Parties”) from and against any liabilities, damages, causes of action, suits, judgments, liens, penalties, fines, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (collectively “Liabilities”) resulting from claims or demands brought by third parties against an Indemnified Party on account of any injury or death of persons, damage to property, or any other damage or loss arising out of or in connection with the manufacture, use or sale by or under authority of Licensee, its Affiliates or their Sublicensees, of any Licensed Product or Licensed Service.

13.2	Conditions of Indemnification

Licensee shall have no responsibility or obligation under Section 13.1 for any Liabilities to the extent caused by the gross negligence or willful misconduct by Licensor or the failure of any representation or warranty made by Licensor to be true and correct. Obligations to indemnify, and hold harmless under Section 13.1 are subject to: (a) to the extent authorized by the Texas Constitution and the laws of the State of Texas, and subject to the statutory duties of the Texas Attorney General, the Indemnified Party giving Licensee control of the defense and settlement of the claim and demand; and (b) to the extent authorized by the Texas Constitution and the laws of the State of Texas and subject to statutory duties of the Texas Attorney General, the Indemnified Party providing assistance reasonably requested by Licensee, at Licensee’s expense.

14.	Insurance

14.1	Insurance Requirements

Prior to any Licensed Product being used or Sold (including for the purpose of obtaining regulatory approvals), and prior to any Licensed Service being performed by Licensee, an Affiliate, or by a Sublicensee, and for a period of five years after the Agreement expires or is terminated, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in commercially reasonable and appropriate amounts for the Licensed Product being used or Sold or the Licensed Service being performed. Licensee shall use commercially reasonable efforts to have Licensor, the university system it governs, its member institutions, Regents, officers, employees, students and agents named as additional insureds. Such commercial general liability insurance shall provide, without limitation:

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page A-16 of 23	Exclusive PLA Exhibit A Agreement No. PM2302001

14.2	Evidence of Insurance and Notice of Changes

Upon request by Licensor, Licensee shall provide Licensor with written evidence of such insurance. Additionally, Licensee shall provide Licensor with written notice of at least 60 days prior to Licensee cancelling, not renewing, or materially changing such insurance.

15.	Assignment

The Agreement may not be assigned by Licensee without the prior written consent of Licensor, which consent will not be unreasonably withheld. A merger or other transaction in which the equity holders of Licensee prior to such event hold less than a majority of the equity of the surviving or acquiring entity, or a sale of substantially all of the business of Licensee to which this Agreement relates shall be considered an assignment of the Agreement. Licensor will only withhold its consent to an assignment in connection with a merger, transaction or sale of substantially all of Licensor’s assets to which this Agreement relates if Licensor has reason to believe the assignment would result in the intellectual property licensed hereunder being used in a way that would violate the public policy of the state of Texas, or that would result in a material increase in risk to Licensor for default under the license. For any permitted assignment to be effective, (a) Licensee must be in good standing under this Agreement, and (b) the assignee must assume in writing (a copy of which shall be promptly provided to Licensor) all of Licensee’s interests, rights, duties and obligations under the Agreement and agree to comply with all terms and conditions of the Agreement as if assignee were an original Party to the Agreement.

16.	Governmental Markings

16.1	Patent Markings

Licensee agrees that all Licensed Products Sold by Licensee, Affiliates, or Sublicensees will be legibly marked with the number of any applicable patent(s) licensed hereunder as part of the Patent Rights in accordance with each country’s patent marking laws, including Title 35, U.S. Code, or if such marking is not practicable, shall so mark the accompanying outer box or product insert for Licensed Products accordingly.

16.2	Governmental Approvals and Marketing of Licensed Products and or Licensed Services

Licensee will be responsible for obtaining all necessary governmental approvals for the development, production, distribution, Sale, and use of any Licensed Product or performance of any Licensed Service, at Licensee’s expense. Licensee will have sole responsibility for any warning labels, packaging and instructions as to the use and the quality control for any Licensed Product or Licensed Service.

16.3	Foreign Registration and Laws

Licensee agrees to register the Agreement with any foreign governmental agency that requires such registration; and Licensee will pay all costs and legal fees in connection with such registration. Licensee is responsible for compliance with all foreign laws affecting the Agreement or the Sale of Licensed Products and Licensed Services to the extent there is no conflict with United States law, in which case United States law will control.

17.	Use of Name

Licensee will not use the name, trademarks or other marks of Licensor (or the name of the university system it governs, its member institutions, any of its Regents or employees) without the advance written consent of Licensor; provided that Licensee may disclose the existence and general nature of this Agreement and Licensee’s status as a Licensee of Licensor. Licensor may disclose Licensee’s name for descriptions of this Agreement included in annual reports, brochures, website and internal reports without prior consent.

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page A-17 of 23	Exclusive PLA Exhibit A Agreement No. PM2302001

18.	Notices

Any notice or other communication of the Parties required or permitted to be given or made under the Agreement will be in writing and will be deemed effective when sent in a manner that provides confirmation or acknowledgement of delivery and received at the address set forth in Section 18 of the Patent License Agreement (or as changed by written notice pursuant to th is Section 18). Notices required under the Agreement may be delivered via E-mail provided such notice is confirmed in writing as indicated.

Notices shall be provided to each Party as specified in the “Contact for Notice” address set forth in Section 18 of the Patent License Agreement. Each Party shall update the other Party in writing with any changes in such contact information.

19.	General Provisions

19.1	Binding Effect

The Agreement is binding upon and inures to the benefit of the Parties hereto, their respective executors, administrators, heirs, permitted assigns, and permitted successors in interest.

19.2	Construction of Agreement

Headings are included for convenience only and will not be used to construe the Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of the Agreement; therefore, both Parties agree that any ambiguity in the Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted the Agreement.

19.3	Counterparts and Signatures

The Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A Party may evidence its execution and delivery of the Agreement by transmission of a signed copy of the Agreement via facsimile or email.

19.4	Compliance with Laws

Licensee will comply with all applicable federal, state and local laws and regulations, including, without limitation, all export laws and regulations.

19.5	Governing Law

The Agreement will be construed and enforced in accordance with laws of the U.S. and the State of Texas, without regard to choice of law and conflicts of law principles.

19.6	Modification

Any modification of the Agreement will be effective only if it is in writing and signed by duly authorized representatives of both Parties. No modification will be made by email communications.

19.7	Severability

If any provision hereof is held to be invalid, illegal or unenforceable in any jurisdiction, the Parties hereto shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such other provisions in any other jurisdiction, so long as the essential essence of the Agreement remains enforceable.

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page A-18 of 23	Exclusive PLA Exhibit A Agreement No. PM2302001

19.8	Third Party Beneficiaries

Nothing in the Agreement, express or implied, is intended to confer any benefits, rights or remedies on any entity, other than the Parties and their permitted successors and assigns. However, if there is a joint owner of any Patent Rights identified in Section 1 of the Patent License Agreement (other than Licensee), then Licensee hereby agrees that the following provisions of these Terms and Conditions extend to the benefit of the co-owner identified therein (excluding the Licensee to the extent it is a co-owner) as if such co-owner was identified in each reference to the Licensor: the retained rights under clause (b) of Section 2.1; Section 11.3 (Licensor Disclaimers); Section 12 (Limitation of Liability); Section 13 (Indemnification); Section 14.1 (Insurance Requirements); Section 17 (Use of Name); and Section 19.10 (Sovereign Immunity, if applicable).

19.9	Waiver

Neither Party will be deemed to have waived any of its rights under the Agreement unless the waiver is in writing and signed by such Party. No delay or omission of a Party in exercising or enforcing a right or remedy under the Agreement shall operate as a waiver thereof.

19.10	Sovereign Immunity

Nothing in the Agreement shall be deemed or treated as any waiver of Licensor’s sovereign immunity.

19.11	Entire Agreement

The Agreement constitutes the entire Agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

19.12	Claims Against Licensor for Breach of Agreement

Licensee acknowledges that any claim for breach of the Agreement asserted by Licensee against Licensor shall be subject to Chapter 2260 of the Texas Government Code and that the process provided therein shall be Licensee’s sole and exclusive process for seeking a remedy for any and all alleged breaches of the Agreement by Licensor or the State of Texas.

19.13	Further Acts

Each Party shall execute, acknowledge and deliver such further documents, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

— END OF EXHIBIT A —

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page A-19 of 23	Exclusive PLA Exhibit A Agreement No. PM2302001

ATTACHMENT A - Intellectual Property Licensed
Line No.	Tech ID.	Title	Inventors	Priority Date	Country	Serial Number/ Patent Application Number	Patent Number	Status	Jointly Owned? (Y/N: if Y, with whom?)	Prosecution Counsel
1	7730 FRE	Lithiated metal Organic Framewokrs with a Bound Solvent for Secondary Battery Applications	Benny D. Freeman Nicholas Grundish Kevin Reimund Richelle Lyndon Amit Patwardhan Chris Affolter Karl Lillerud Teague Egan John B. Goodenough	2/10/2021	US Provisional	63/148,037	Not Issued by Date of Execution	Converted	Yes; with Energy Exploration Technologies	Parker Highlander, PLLC
				2/10/2022	PCT	US2022/015996	Not Issued by Date of Execution	Filed	Yes; with Energy Exploration Technologies	Parker Highlander, PLLC

2	7731 FRE	Polymeric Materials and Methods for Selective Ion Separation or Transport	Benny D. Freeman Kevin Reimund Richelle Lyndon Amit Patwardhan Teague Egan	2/16/2021	US Provisional	63/149,881	Not Issued by Date of Execution	Converted	Yes; with Energy Exploration Technologies	Parker Highlander, PLLC
				2/16/2022	PCT	US2022/016611	Not Issued by Date of Execution	Filed	Yes; with Energy Exploration Technologies	Parker Highlander, PLLC

Licensee: Energy Exploration Technologies, Inc. The University of Texas at Austin	CONFIDENTIAL Page AA-1 of 23	Exclusive PLA Attachment A Agreement No. PM2302001